Exhibit (h)(10)

FOURTH AMENDMENT TO AMENDED AND RESTATED ENHANCED

ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

This Amendment (the “Amendment”) is entered into as of August 14, 2024, amending the Amended and Restated Enhanced Accounting and Administrative Services Agreement dated November 1, 2015 (the “Agreement’), by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”), and The Commerce Funds, a Delaware trust (the “Trust”).

W I T N E S S E T H:

WHEREAS, the parties hereto wish to amend the Agreement as more fully set forth herein.

NOW, THEREFORE, in further consideration of the foregoing and mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The following is hereby added at the end of Section 9:

“In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Bank (which term for purposes of this Section 9 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Funds and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Bank or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

Subject to paragraph below, the Bank and/or its Affiliates may use any confidential information of the Trust or Funds (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Bank or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Bank and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Trusts, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Bank publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

Information Classification: Limited Access

The Trust acknowledge that the Bank may seek to realize economic benefit from the publication or distribution of the Indicators.

Except as expressly contemplated by this Agreement, nothing in this Section 9 shall limit the confidentiality and data-protection obligations of the Bank and its Affiliates under this Agreement and applicable law. The Bank shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.”

2.	A new Section 24 is hereby added to the Agreement with the following:

“24.	DELEGATION

a. The Bank shall have the right, without the consent or approval of the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Bank (each, a “Delegate” and collectively, the “Delegates”). The Bank shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Bank had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Bank shall be responsible for the compensation of its Delegates.

b. The Bank will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Bank that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time.

c. Nothing in this Section 24 shall limit or restrict the Bank’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

3.	Subsection (c.) of“Schedule B-Administration” of the Agreement is hereby amended and restated as follows:

“c. Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Tailored Shareholder Reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures, where applicable.”

Information Classification: Limited Access

4.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

6.

This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted for (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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Information Classification: Limited Access

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

THE COMMERCE FUNDS

By:	/s/ William R. Schuetter
Name: William R. Schuetter
Title: President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Scott Shirrell
Name: Scott Shirrell
Title: Managing Director

Information Classification: Limited Access